FUND PARTICIPATION AGREEMENT

This Agreement dated as of the 13th day of April, 2009 is made by and among Nationwide Financial Services, Inc. on behalf of its subsidiaries listed on Exhibit A (collectively, “Nationwide”) and the current and any future Nationwide separate accounts as applicable (“Variable Accounts”) and  Lazard  Retirement Series, Inc.  (the “Company") and Lazard Asset Management Securities LLC ("Lazard") which serves as distributor to the mutual fund portfolios of the Company listed on Exhibit B (the “Funds”).

1. RECITALS

WHEREAS, Nationwide is engaged in developing and offering variable annuity and variable life insurance products (collectively “Variable Products ”) through its Variable Accounts; and

WHEREAS, Nationwide also provides administrative and/or recordkeeping services for the Variable Products and in all other respects provides operational support in connection with the offering and maintenance of the Variable Products; and

WHEREAS, Nationwide and the Company mutually desire the inclusion of the Funds as investment options in the Variable Products; and

WHEREAS, the Variable Products allow for the allocation of net amounts received by Nationwide and the Variable Accounts to the Company for investment in shares of the Funds ("Shares"); and

WHEREAS, selection of investment options is made by contract owners of the Variable Products and such contract owners may reallocate their investments among the investment options in accordance with the terms of the Variable Products; and

NOW THEREFORE, Nationwide and the Company, in consideration of the undertaking described herein, agree that the Funds will be available as investment options in the Variable Products offered by Nationwide, subject to the following:

2. REPRESENTATIONS

a) REPRESENTATIONS BY NATIONWIDE

Nationwide Financial Services, Inc. represents that it is a holding company duly organized and in good standing under applicable state law.  Nationwide represents that its life insurance companies have been duly organized and are in good standing under applicable state law.

Nationwide represents that its life insurance company subsidiaries have validly established all separate accounts under applicable state law. Each Variable Account is or will be registered as a unit investment trust in accordance with the provisions of the Investment Company Act of 1940 (“1940 Act”), unless excluded from registration based on Section 3(c) (1) or 3(c) (7) of the 1940 Act, or any other applicable exemption.

Nationwide represents that each Variable Account is and at all times shall be eligible to invest in Shares without such investment disqualifying Company as an investment medium for insurance company separate accounts supporting variable annuity and/or variable life insurance contracts.

Nationwide represents, warrants and covenants that:  (a)  its contracts are registered under the Securities Act of 1933, as amended (the "1933 Act"), or are not so registered in proper reliance upon an exclusion from such registration; (b) the contracts shall be issued and sold in compliance in all material respects with all applicable federal and state laws, including state insurance suitability requirements; and (c) Nationwide will otherwise comply with all applicable federal and state laws, including state insurance laws and regulations, in the performance of this Agreement.

Nationwide represents that it will amend the registration statements under the 1933 Act and the 1940 Act for the Variable Products from time to time as required to effect the continuous offering of the Variable Products, unless otherwise exempt or excluded.  Nationwide will also seek to have the Variable Products approved by state insurance authorities in jurisdictions where those annuity contract or life insurance policies will be offered.

Nationwide represents that each Variable Account is and at all times shall be a "segregated asset account" and interests in each Variable Account that are offered to the public shall be issued exclusively through the purchase of a contract that is and at all times shall be a "variable contract," in each case within the meaning of such terms under Section 817 of the Internal Revenue Code of 1986, as amended and the regulations thereunder (the "Code"); Nationwide agrees to notify the Company and Lazard immediately upon having a reasonable basis for believing that such requirements have ceased to be met or that they might not be met in the future.

Nationwide represents that the annuity contracts and/or life insurance policies are designed to be treated as annuity contracts and/or life insurance policies under the appropriate provisions of the Code.  Nationwide shall make every effort to maintain such treatment, and will promptly notify the Company upon having a reasonable basis for believing that such annuity contracts or life insurance policies have ceased to be so treated or that they might not be so treated in the future.

Nationwide represents that it has adopted and will at all times during the term of this Agreement maintain policies and procedures in effect with respect to the processing and transmission of orders to purchase, exchange or redeem Fund Shares reasonably designed to monitor and prevent orders received after the close of trading, generally 4:00 p.m. Eastern Time on the New York Stock Exchange (“Close of Trading”), on any Business Day from being aggregated and communicated to the Company with orders received before the Close of Trading (consistent with Section 22(c) of the 1940 Act and Rule 22c-1 thereunder), and that all orders received from contract owners but not rescinded by the Close of Trading are communicated to Company or its agent as received for that Business Day (the "Late Trading Procedures"). A "Business Day" shall mean a day on which the New York Stock Exchange is open for trading and on which a Fund calculates its net asset value as set forth in the Funds' most recent prospectus and Statement of Additional Information (“SAI”).

Each transmission of Share orders by Nationwide shall constitute a representation that such orders are accurate and complete and relate to orders received by Nationwide by the Close of Trading on the Business Day for which the order is to be priced and that such transmission includes all orders relating to Fund Shares received from contract owners but not rescinded by the Close of Trading.  Nationwide will provide Company with such certifications and representations that it has established Late Trading Procedures as Company may reasonably request.  Nationwide will ensure the ability of appropriate regulatory authorities to obtain information and records relating to the Late Trading Procedures and the ability of Lazard and Company or their agents, at Lazard, Company or their agent’s expense, to inspect the records and facilities of Nationwide solely relating to Late Trading Procedures. Nationwide will notify Company in writing if Nationwide’s certifications or representations with respect to the Late Trading Procedures cease to be true.

Nationwide will not enter into any arrangements, formal or informal, to permit or facilitate any market timing or excessive trading strategies with respect to Fund Shares.  Nationwide has policies and procedures in effect to detect and deter short-term or disruptive trading practices and has entered into a separate agreement with Lazard to provide Lazard with identity and other information designed to deter and detect the use of market timing or excessive trading strategies by contract owners.  Nationwide’s policies and procedures include, but are not limited to: monitoring participant trading activity, imposing trade restrictions and enforcing redemption fees imposed by the Funds (if applicable).  Company and Lazard acknowledge that Nationwide shall apply its own trade monitoring and restriction policies and procedures to trading of Fund Shares hereunder which may differ from the criteria set forth in the Fund’s Prospectus and SAI.

Nationwide represents that all of its employees and agents who deal with money and/or securities of the Company and the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company. Nationwide agrees to hold for the benefit of Company and to pay to Company any amounts lost from larceny, embezzlement or other events covered by said bond to the extent such amounts properly belong to Company pursuant to the terms of this Agreement.

Nationwide represents and warrants that Nationwide Investment Services Corporation is and at all times shall be:  (a) registered with the SEC as a broker-dealer; (b) a member in good standing of the Financial Industry Regulatory Authority ("FINRA"); and (c) duly organized, validly existing and in good standing under applicable law, with full power, authority, and legal right to execute, deliver and perform its duties and comply with its obligations under this Agreement.

Nationwide represents that it will conduct its activities hereunder in material conformity with all applicable federal and state laws and regulations.

b) REPRESENTATIONS BY THE COMPANY AND LAZARD

The Company represents that it is duly organized and validly existing under the laws of the state of Maryland.  The Company represents that the shares of the Funds are duly authorized for issuance in accordance with applicable law, that the Company is registered as an open-end management investment company under the 1940 Act, and each Fund is a separate portfolio of the Company and the Company will maintain its registration as an investment company under the 1940 Act.

The Company represents and warrants that the shares of the Funds are registered under the 1933 Act.   The Company will amend the registration statement for its shares under the 1933 Act and the 1940 Act from time to time as required in order to effect the continuous offering of its shares.  The Company will register and qualify the Fund Shares for sale in all states and will promptly notify Nationwide if any shares are not qualified in a particular state.

The Company represents that it and each Fund is currently qualified as a regulated investment company under Subchapter M of the Code, and that it shall make every effort to maintain such qualification.  The Company shall promptly notify Nationwide upon having a reasonable basis for believing that it or a Fund has ceased to so qualify, or that it may not qualify as such in the future.

The Funds have policies and procedures in effect designed to deter frequent purchases and redemptions. These polices are disclosed in the Funds’ prospectus and such policies, as disclosed, will be uniformly and consistently applied to all shareholders, unless otherwise disclosed in the Funds' prospectus.

The Company represents that all of its directors, officers, employees, investment advisers, and other individuals/entities who deal with the money and/or securities of the Funds are and shall continue to be at all times covered by a blanket fidelity bond or similar coverage, which shall include coverage for larceny and embezzlement and shall be issued by a reputable bonding company, for the benefit of the Funds in an amount not less than that required by Rule 17g-1 under the 1940 Act.  The Company agrees to hold for the benefit of Nationwide and to pay to Nationwide any amounts lost from larceny, embezzlement or other events covered by said bond to the extent such amounts properly belong to Nationwide pursuant to the terms of this Agreement.

The Company represents that the Funds utilized in the Variable Products are managed in a manner that complies with the diversification requirements pursuant to Section 817(h) of the Code and Treasury Regulation 1.817-5(b), if required, and that such Funds will make every effort to maintain the Funds’ compliance with such diversification requirements, unless the Funds are otherwise exempt from Section 817(h) and/or except as otherwise disclosed in each Fund’s prospectus.  The Company will notify Nationwide promptly upon having a reasonable basis for believing any Fund has ceased to comply.  The Company shall make every effort to remedy any failure to comply with Section 817(h) within the time frame set forth by Section 817(h). If Company does not adequately diversify the Fund during such time frame, it will promptly notify Nationwide that the Fund has failed to so comply.  In the event the Internal Revenue Service ("IRS") asserts in writing in connection with any governmental audit or review of Nationwide or, to Nationwide's knowledge, of any contract owner, that any Fund has failed or allegedly failed to comply with the diversification requirements of Section 817(h) of the Code or the regulations thereunder or Nationwide otherwise becomes aware of any claim against Company, Fund or its affiliates as a result of such a failure or alleged failure, Nationwide shall promptly notify Company and Lazard of such assertion.

Lazard, as the distributor of the Funds represents that it (i) is registered as a broker-dealer under the 1934 Act and will remain duly registered under all applicable federal and state securities laws, (ii) is a member in good standing of FINRA, (iii) serves as principal underwriter/distributor of the Funds, and (iv) will perform its obligations for each Fund in accordance with any applicable state and federal securities laws.

3. FUND SHARES

Company agrees to make the Shares of each Portfolio available for purchase by Nationwide and each Variable Account at net asset value, subject to the terms and conditions of this Agreement and the Company's prospectus.  A Fund may refuse to sell Shares to any person, or suspend or terminate the offering of the Shares, as permitted by law or by regulatory authorities having jurisdiction or if, in the sole discretion of the Board of Directors of the Company (the "Board") acting in good faith and in light of its fiduciary duties under federal and any applicable state laws, suspension or termination is necessary and in the best interests of the shareholders of such Fund.

Company agrees that it shall sell Shares of the Fund only to an insurance company, including Nationwide, that offers variable annuity and/or variable life insurance contracts and that has entered into an agreement with the Company for the purpose of making Fund Shares available to serve as the underlying investment medium for Variable Products (each, a "Participating Company" and collectively, the "Participating Companies") and their separate accounts, the general accounts of Participating Companies and their affiliates and to qualified pension and retirement plans.  No Shares of any Fund will otherwise be sold to the general public.

Except as otherwise noted herein, Company and Nationwide agree that orders and related payments to purchase and redeem Fund Shares shall be processed in the manner set out in Exhibit C hereto.

The Company, on behalf of each Fund shall confirm each purchase or redemption order made by Nationwide.  Transfer of Fund Shares shall be by book entry only. No share certificates shall be issued to Nationwide.  Shares ordered from a Fund shall be recorded in an appropriate title for Nationwide, on behalf of each Variable Account. Company shall promptly notify Nationwide of the amount of dividend and capital gain, if any, per share of each Fund to which each Variable Account is entitled.  Nationwide hereby elects to reinvest all dividends and capital gains of any Fund in additional Shares of that Fund at the applicable net asset value per Share, until Nationwide otherwise notifies Company in writing.

4. TRADING

Subject to the terms and conditions of this Agreement, Nationwide shall be appointed to, and agrees to act, as a limited agent of the Company for the sole purpose of receiving instructions from duly authorized parties for the purchase and redemption of Fund shares prior to the close of regular trading each Business Day.  Except as particularly stated in this paragraph, Nationwide shall have no authority to act on behalf of the Company or to incur any cost or liability on its behalf.  The parties agree to follow any written guidelines or standards relating to the sale or distribution of the Shares as may be provided in the provisions outlined in Exhibit C, as well as to follow any applicable federal and/or state securities laws, rules or regulations.

5. VOTING

For so long as and to the extent that the Securities and Exchange Commission (the "SEC") continues to interpret the 1940 Act to require pass-through voting privileges for Variable Products, Nationwide shall distribute all proxy material furnished by the Company (provided that the Company shall endeavor  to provide such material to Nationwide or its designated agent within 10 Business Days after the record date, but in any event, reasonably in advance of the meeting date) and shall vote Fund Shares held in a Variable Account in accordance with instructions timely received from the contract owners who have interests in such Fund Shares.  Nationwide shall be responsible for assuring that the Variable Account calculates voting privileges in a manner consistent with other Participating Companies, which means voting in accordance with the requirements of this Agreement. Nationwide shall vote the Fund Shares for which no instructions have been received, as well as Fund Shares it owns, in the same proportion as Fund Shares for which said instructions have been received from the contract owners, provided that such proportional voting is not prohibited by a contract owner’s qualified retirement plan document, if applicable.  Nationwide and its agents will in no way recommend an action in connection with or oppose or interfere with the solicitation of proxies in the Fund shares.

The Company utilizes a third party vendor to provide proxy voting services and such third party vendor is subject to confidentiality and non-disclosure requirements.

6. DOCUMENTS AND OTHER MATERIALS AND INFORMATION

NATIONWIDE

Nationwide agrees to provide the Company, upon written request, any reports indicating the number of contract or policy owners having interests in the Variable Products corresponding to a Variable Account's acquisition of Fund shares and such other information (including books and records) that the Company may reasonably request or as may be necessary or advisable to enable it to comply with any law, regulation or order.

Upon request, Nationwide shall provide Company with at least one complete copy of all registration statements, periodic reports, proxy statements, applications for exemptive orders, requests for no-action letters, and all amendments to any of the above, that are material to a Fund, except that, with respect to non-public no-action letters, Nationwide may provide Company or Lazard with portions, or redacted copies, of such no-action letters to preserve the confidentiality of certain information contained therein.  Nationwide shall provide to Company or Lazard notification and/or copies of any complaints received from contract owners pertaining to a Fund.

THE COMPANY

Within five (5) Business Days after the end of each calendar month, the Company shall provide Nationwide, or its designee, electronic access to shareholder account information, which shall include all transactions made during that particular month and the outstanding share balance.  In the event electronic access cannot be provided, the Company shall provide Nationwide or its designees with a hard copy monthly statement of account confirming all transactions made during that month along with the outstanding share balance within 5 Business Days after the end of such month.

The Company shall promptly provide Nationwide with copies of the Funds’ prospectus, SAI and any supplements thereto, and semi-annual and annual reports in such amounts as Nationwide shall reasonably request.

7. EXPENSES

All expenses incident to the performance by Nationwide under this Agreement shall be paid by Nationwide. Likewise, all expenses incident to the performance by the Company under this Agreement shall be paid by the Company and/or the Funds.

Nationwide is responsible for the expenses of the cost of registration of the Variable Products, unless otherwise exempt and the costs of having the Variable Products approved by state insurance authorities in the applicable jurisdictions.

The Company and/or the Funds are responsible for the expenses of the cost of registration of the Funds’ shares, or preparation of the Funds’ prospectus, SAI, proxy materials, reports and the preparation of other related statements and notices required by law (“Fund Materials”) for distribution in reasonable quantities to contract owners except as otherwise mutually agreed upon by the parties to the Agreement.

Nationwide is responsible for distributing Fund prospectuses and semi-annual and annual reports to its existing contract owners.  For Nationwide’s annual mailing to contract owners of Variable Product prospectuses and Fund prospectuses and its mailing of semi-annual and annual reports, the Company will provide current Fund prospectuses and semi-annual and annual reports for mailing to contract owners, or if a combined printing is done by Nationwide, Nationwide and the Company will mutually determine which of (a), (b), or (c) below will result in the lowest cost to the Company or which of (a), (b), or (c) below is otherwise in the best interest of Nationwide and the Company:

(a)	The cost to print individual fund prospectuses and semi-annual and annual reports; or
(b)	The Company's portion of the total printing costs if Nationwide does not use individual prospectuses and semi-annual and annual reports, but reprints such documents in another format; or
(c)
The Company’s portion of the total reproduction costs if Nationwide does not use individual printed prospectuses and semi-annual and annual reports, but reproduces such documents in another allowable and appropriate medium (i.e. CD Rom or computer diskette) which is mutually agreed upon by both Nationwide and the Company and subject to reasonable costs.

8. FUND SUBSTITUTION

If a party desires to remove a Fund from a Variable Product, whomever initiates the removal will pay reasonable expenses incurred by the other party as a result of removing such Fund as an available investment option.  The parties agree to: (i) cooperatively work with the other to minimize the costs associated with the removal of a Fund; and (ii) provide reasonable advance notice of their election to remove a Fund from a Variable Product.  The Company acknowledges that Nationwide may need to seek the approval of the SEC under Section 26 (c) of the 1940 Act for any fund substitution.

9. MIXED AND SHARED FUNDING

The Company represents that it has obtained a mixed and shared funding order issued by the SEC under Section 6(c) of the 1940 Act.  As set forth in the Notice of the Company's application for the mixed and shared funding order, Nationwide agrees to report any potential or existing conflicts promptly to the Board, and in particular whenever voting instructions of contract owners are disregarded, and recognizes that it will be responsible for assisting the Board in carrying out its responsibilities under such application.  Nationwide agrees to carry out such responsibilities with a view only to the interests of existing contract owners.

If a majority of the Board, or a majority of the Board members who are not "interested persons," as such term is defined under the 1940 Act, of the Funds (the "Disinterested Board Members"), determines that a material irreconcilable conflict exists with regard to contract owner investments in the Fund, the Board shall give prompt notice to all Participating Companies.  If the Board determines that Nationwide is a Participating Company for whom the conflict is relevant, Nationwide shall at its sole cost and expense, and to the extent reasonably practicable (as determined by a majority of the Disinterested Board Members), take such action as is necessary to remedy or eliminate the irreconcilable material conflict.  Such necessary action may include, but shall not be limited to:

(a)
Withdrawing the assets allocable to the Variable Account from the Fund and reinvesting such assets in a different investment medium, which may include another Fund, or submitting the question of whether such segregation should be implemented to a vote of all affected contract owners and, as appropriate, segregating the assets of any appropriate contract owner group that votes in favor of such segregation; and/or

(b) Establishing a new separate account.

If a material irreconcilable conflict arises as a result of a decision by Nationwide to disregard contract owner voting instructions and said decision represents a minority position or would preclude a majority vote by all contract owners having an interest in the Fund, Nationwide may be required, at the Board's election, to withdraw the Variable Account's investment in the Fund.

For the purpose of this Section, a majority of the Disinterested Board Members shall determine whether or not any proposed action adequately remedies any irreconcilable material conflict, but in no event will the Fund, the Company, Lazard or any investment adviser of the Company, be required to bear the expense of establishing a new funding medium for any Variable Product. Nationwide shall not be required by this Section to establish a new funding medium for any Variable Product if an offer to do so has been declined by vote of a majority of the contract owners materially adversely affected by the irreconcilable material conflict.

10. MARKETING

Except to the extent required by applicable law, no party shall use any other party's names, logos, trademarks or service marks, whether registered or unregistered, without the prior written consent of such party.  Nationwide will not create or disseminate any marketing or sales literature with respect to the Funds and will only distribute marketing and sales material that makes no mention of the Funds along with the Funds' prospectus.   Notwithstanding the foregoing, Nationwide may identify the Funds in a listing of funds available as underlying investment options.

Nationwide shall not give any information or make any representations or statements on behalf of a Fund or Lazard or concerning the Company or any Fund other than the information or representations contained in a Fund prospectus, periodic report, or proxy statement provided by Company or Lazard. Company shall not, in connection with the sale of Fund Shares, give any information or make any representations on behalf of Nationwide or concerning Nationwide, a Variable Account, or any contracts other than the information or representations contained in a contract prospectus, in published reports for each Variable Account that are in the public domain or provided by Nationwide for distribution to contract owners.

For purposes of this Agreement, the phrase "sales literature or other promotional material" or words of similar import include, without limitation, advertisements (such as material published, or designed for use, in a newspaper, magazine or other periodical, radio, television, telephone or tape recording, videotape display, signs or billboards, motion pictures or other public media), sales literature (such as any written communication distributed or made generally available to customers or the public, including brochures, circulars, research reports, market letters, form letters, seminar texts, or reprints or excerpts of any other advertisement, sales literature or published article), educational or training materials or other communications distributed or made generally available to some or all agents or employees, prospectuses, statements of additional information, shareholder reports and proxy materials, and any other material constituting sales literature or advertising under the rules of FINRA, the 1940 Act or the 1933 Act.

11. PRIVACY AND CONFIDENTIALITY

Confidentiality Obligation. Each party shall hold the Confidential Information, as defined below, of the other party in strict confidence.  Each of the parties warrants to the other that it shall not disclose to any person any Confidential Information which it may acquire in the performance of this Agreement; nor shall it use such Confidential Information for any purposes other than to fulfill its contractual obligations under this Agreement and it will maintain the other party’s Customer and Confidential Information with reasonable care, which shall not be less than the degree of care it would use for its own such information.

“Customer Information” means non-public personally identifiable information as defined in the Gramm-Leach-Bliley Act and the rules and regulations promulgated thereunder, and each party agrees not to use, disclose or distribute to others any such information except as necessary to perform a party's obligations under this Agreement or to service contract owners, and each party agrees to comply with all applicable provisions of the Gramm-Leach-Bliley Act.  In the event Confidential Information includes Customer Information, the Customer Information clause controls.

"Confidential Information" means any data or information regarding proprietary information concerning each of the parties, information identified as Confidential, or information that a reasonable business person would understand to be confidential. This includes, but is not limited to, the Customer Information of each party.  Confidential Information does not include information that:  (a) was in the public domain prior to the date of this Agreement or subsequently came into the public domain through no fault of the Receiving Party or by no violation of this Agreement; (b) was lawfully received by the Receiving Party from a third party free of any obligation of confidence of such third party; (c) was already in the possession of the Receiving Party prior to receipt thereof directly or indirectly from the Disclosing Party; (d) is subsequently and independently developed by employees, consultants or agents of the Receiving Party without reference to or use of the Confidential Information disclosed under this Agreement; (e) is required to be disclosed pursuant to applicable laws, regulatory or legal process, subpoena or court order; provided that the Receiving party shall notify the Disclosing party of such receipt and tender  it to the defense of such demand; after such notice is provided, receiving party shall be entitled to comply with such subpoena, court order or other regulatory or legal process to the extent required by law; or (f) relates to any fees payable to Nationwide for performing certain administrative services.

Unauthorized Disclosure.  Receiving Party shall promptly notify the Disclosing Party, and provide the details, of any unauthorized possession or use of the Disclosing Party’s Confidential Information.

Data Disposition.  Upon Disclosing Party’s written request, Receiving Party shall promptly return all documents and other media containing Confidential Information, provided that each party shall be entitled to retain copies of such Confidential Information as required under applicable law.  Any information that cannot feasibly be returned shall be purged, deleted or destroyed.  The Receiving Party shall have an obligation to safeguard all other information.

12. SECURITY

Each party will maintain and enforce safety and physical security procedures with respect to its access and maintenance of Confidential Information (in electronic and paper format) that are in accordance with reasonable policies in these regards, and provide reasonably appropriate safeguards against accidental or unlawful destruction, loss, alteration or unauthorized disclosure or access of Confidential Information under this Agreement.

13. ANTI-MONEY LAUNDERING

Nationwide has adopted and implemented compliance policies and procedures to comply with all applicable and effective anti-money laundering laws, regulations, requirements and guidance as well as all applicable laws and regulations administered by the U.S. Treasury Department's Office of Foreign Assets Control  (collectively, "AML Requirements").

Nationwide will ensure the ability of federal examiners to obtain information and records relating to AML Requirements and the ability of Lazard and Company or their agents, at Lazard, the Company or their agent’s expense, to inspect the records and facilities of Nationwide regarding compliance with AML Requirements. Nationwide will provide the Company with such information, representations and certifications regarding compliance with AML Requirements as the Company may reasonably request.  Nationwide will notify the Company if any of Nationwide's representations with respect to compliance with AML Requirements ceases to be true.

Nationwide shall be responsible for ensuring compliance with all AML Requirements pertaining to offering the Funds as investment options in the Variable Products.  However, Lazard and Company will comply with all applicable law, including, to the extent applicable to Lazard or Company in performance of their respective responsibilities as outlined in this Agreement, AML Requirements.

Nationwide understands that each Fund's activities may be performed on its behalf by Lazard (as distributor) or the Fund's investment adviser, transfer agent or other authorized service providers. Lazard understands that Nationwide may perform certain services on behalf of each Variable Account.

14. DISCLOSURE

Each party may disclose that it has entered into this arrangement.

15. INDEMNIFICATION

Nationwide agrees to indemnify and hold harmless the Company, Lazard, and the Funds, and each of their officers, directors, employees, agents, affiliated persons, subsidiaries  and each person, if any, who controls Lazard, the Company and/or the Funds within the meaning of the 1940 Act (collectively, the “Indemnified Parties” for purposes of this Section) against any losses, claims, expenses, damages, liabilities (including amounts paid in settlement thereof) and/or litigation expenses (including reasonable legal and other expenses)  (collectively the “Losses”), to which the Indemnified Parties may become subject to when such Losses result from a breach by Nationwide of a material provision of this Agreement or any material breach of any representation, warranty or  covenant made by Nationwide under this Agreement.  Nationwide shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence, willful misfeasance or reckless disregard of the Company, Lazard or a Fund in performing its obligations under this Agreement.  Nationwide further agrees to indemnify and hold harmless the Indemnified Parties for Losses that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, supplement, sales literature or other promotional materials relating to the Variable Products.  Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based solely on information furnished to Nationwide by or on behalf of the Company or the Funds.

Lazard agrees to indemnify and hold harmless Nationwide and its officers, directors, employees, agents, affiliated persons, subsidiaries and each person, if any, who controls Nationwide within the meaning of the  1940 Act (collectively, the “Indemnified Parties” for purposes of Section) against any Losses, to which the Indemnified Parties may become subject to when such Losses result from a breach by the Company, Lazard and/or the Funds of a material provision of this Agreement or any material breach of any representation, warranty or  covenant made by Lazard, the Company and/or the Funds under this Agreement.  Lazard shall not be liable for indemnification hereunder if such Losses are attributable to the bad faith, gross negligence willful misfeasance or reckless disregard of Nationwide in performing its obligations under this Agreement.  Lazard further agrees to indemnify and hold harmless the Indemnified Parties for Losses that arise out of or are based upon any untrue or alleged untrue statement or misrepresentation of any material fact contained in the registration statement, prospectus, supplement, sales literature or other promotional materials for a Fund.  Notwithstanding the foregoing, this agreement to indemnify the Indemnified Parties shall not apply if such statement is based solely on information furnished to the Company, Lazard, or the Funds by or on behalf of Nationwide.

Promptly after receipt by an Indemnified Party hereunder of notice of the commencement of action, such Indemnified Party will, if a claim in respect thereof is to be made against the indemnifying party hereunder, notify the indemnifying party, in writing, of the commencement thereof; but the failure to notify the indemnifying party will not relieve it from any liability which it may have to any Indemnified Party otherwise than under this Section, except to the extent that such indemnifying party incurs additional damages directly resulting from the failure to give such notice.  In the event that such an action is brought against any Indemnified Party, the indemnifying party will be entitled to participate therein and, to the extent that it may wish to, assume the defense thereof, with counsel satisfactory to such Indemnified Party, and after notice from the indemnifying party to such Indemnified Party of its election to assume the defense thereof, the indemnifying party will not be liable to such Indemnified Party under this Section for any legal or other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof other than reasonable costs of investigation.

If the indemnifying party assumes the defense of any such action, the indemnifying party shall not, without the prior written consent of the Indemnified Parties in such action, settle or compromise the liability of the Indemnified Parties in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent, each Indemnified Party receives from such claimant an unconditional release from all liability in respect of such claim.

16. APPLICABLE LAW

This Agreement shall be construed in accordance with the laws of the State of Ohio.

This Agreement shall be subject to the provisions of the 1933, 1934 and 1940 Acts and the rules and regulations thereunder, including such exemptions from those statutes, rules and regulations as the SEC may grant.

17. TERMINATION

This Agreement shall terminate with regard to the availability of shares of a Fund (if specified) or all of the Funds as underlying investment options:

(a)	at the option of Nationwide or the Company upon at least 60 days advance written notice to the other;

(b)
at any time upon the Company's election, if the Company determines that liquidation of the Funds is in the best interest of the Funds or their beneficial owners.  Subject to the requirements of applicable law, reasonable advance notice of election to liquidate shall be provided to Nationwide in order to permit the substitution of Fund shares, if necessary, with shares of another investment company pursuant to the 1940 Act and other applicable securities regulations;

(c)
at any time upon Nationwide’s election, in accordance with the 1940 Act and applicable regulations, to substitute such Fund Shares with the shares of another investment company for the Variable Products for which the Fund Shares have been selected to serve as the underlying investment options.  Nationwide shall give reasonable advance notice to the Company of its intention to terminate pursuant to this provision;

(d)
at the option of Nationwide upon the institution of relevant formal proceedings against the Company, Lazard or the Funds, by FINRA, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in Nationwide's reasonable judgment, materially impair the others' ability to meet and perform their obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

(e)
at the option of the Company or Lazard, upon the institution of relevant formal proceedings against Nationwide or Contract Distributor or their respective affiliates by FINRA, the IRS, the Department of Labor, the SEC, state insurance departments or any other regulatory body, the expected or anticipated ruling, judgment or outcome of which would, in the Company or Lazard's reasonable judgment, materially impair the others' ability to meet and perform their obligations and duties hereunder; prompt written notice of election to terminate shall be furnished with termination to be effective as specified therein;

(f)
at the option of either party for cause immediately upon written notice to the other party upon a material breach of this Agreement if the breaching party is capable of curing such breach and does not cure the material breach within 30 days after receiving written notice of the material breach from the non-breaching party.

Notwithstanding any of the foregoing provisions of this section ("Termination"), this Agreement and all related agreements shall remain in force and in effect for so long as allocations to any or all of the Variable Accounts remain invested in Fund shares.

18. NOTICE

Each notice or other communication required or permitted to be made or given by a party pursuant to this Agreement shall be given in writing and delivered by U.S. first class mail or overnight courier, in each case prepaid and addressed, to:

Nationwide Financial
One Nationwide Plaza, 2-02-18
Columbus, Ohio 43215
Attention: AVP – NF Investment Offerings

If to Company:
Lazard Retirement Series, Inc.
30 Rockefeller Plaza
New York, New York 10112
Attention:

If to Lazard:
Lazard Asset Management Securities LLC
30 Rockefeller Plaza
New York, New York 10112
Attention:

With a copy to:

Stroock & Stroock & Lavan LLP
180 Maiden Lane
New York, New York 10038-4982
Attention:

Any party may change its address by notifying the other party(ies) in writing.  Notices will be deemed given upon dispatch.

19. ENTIRE AGREEMENT

This Agreement, together with all contemporaneous exhibits, sets forth the entire understanding of the parties with respect to the subject matter of this Agreement and supercedes any and all prior discussions, representations, and understandings, whether written or oral, between the parties related to the subject of this Agreement.

20. ASSIGNMENT

This Agreement shall be binding upon and shall inure to the benefit of the parties and their respective successors and assigns; provided, however, that neither this Agreement nor any rights, privileges, duties or obligations of the parties may be assigned by any party without the written consent of the other parties except that upon notice to the other party either party may assign this Agreement to the surviving entity in a merger or consolidation in which it participates or to a purchaser of all or substantially all of its assets.

21. WAIVER OF AGREEMENT

No term or provision of this Agreement may be waived or modified unless done so in writing and signed by the party against whom such waiver or modification is sought to be enforced.  Either party’s failure to insist at any time on strict compliance with this Agreement or with any of the terms under this Agreement or any continued course of such conduct on its part will in no event constitute or be considered a waiver by such party of any of its rights or privileges.

22. ENFORCEABILITY

If any portion of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Agreement shall not be affected thereby.

23. REMEDIES NOT EXCLUSIVE

The rights, remedies and obligations contained in this Agreement are cumulative and are in addition to any and all rights, remedies and obligations, at law or in equity, which the parties to this Agreement are entitled to under state and federal laws.

24. SURVIVABILITY

Sections “Representations,” “Privacy/Confidentiality,”  “Indemnification,” and “Trademarks” hereof shall survive termination of this Agreement.  In addition, all provisions of this Agreement shall survive termination of this Agreement in the event that any Variable Accounts are invested in a Fund at the time the termination becomes effective and shall survive for so long as such Variable Accounts remain so invested.

25. NON-EXCLUSIVITY

Each of the parties acknowledges and agrees that this Agreement and the arrangements described in this Agreement are intended to be non-exclusive and that each of the parties is free to enter into similar agreements and arrangements with other entities.

26. PARTNERSHIPS/JOINT VENTURES

Nothing in this Agreement shall be deemed to create a partnership or joint venture by and among the parties hereto.

27. FORCE MAJEURE

No party to this Agreement will be responsible for delays resulting from acts beyond the reasonable control of such party, provided that the nonperforming party uses commercially reasonable efforts to avoid or remove such causes of nonperformance and continues performance hereunder as soon as practicable as soon as such causes are avoided, rectified or removed.

28. AMENDMENTS TO THIS AGREEMENT

This Agreement may not be amended or modified except by a written amendment, which includes any amendments to the Exhibits, executed by all parties to the Agreement.

29. NO THIRD PARTY BENEFICIARIES

Except as expressly set forth herein, no provisions of this Agreement is intended or shall be construed to provide or create any rights or benefits in any third party.

30. EXECUTION

Each party hereby represents and warrants to the other that the persons executing this Agreement on its behalf are duly authorized and empowered to execute and deliver the Agreement and that the Agreement constitutes a legal, valid and binding obligation, and is enforceable in accordance with its terms.  Except as particularly set forth herein, neither party assumes any responsibility hereunder and will not be liable to the other for any damages, loss of data, delay or any other loss whatsoever caused by events beyond its control.

This Agreement may be executed by facsimile signature and it may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

NATIONWIDE FINANCIAL SERVICES, INC.

_________________________________
By:
Title:

LAZARD RETIREMENT SERIES, INC.

_________________________________
By:
Title:

LAZARD ASSET MANAGEMENT SECURITIES LLC

_________________________________
By:
Title:

EXHIBIT A

Subsidiary Life Insurance Companies

Nationwide Life Insurance Company
Nationwide Life and Annuity Insurance Company
Nationwide Life Insurance Company of America
Nationwide Life and Annuity Company of America
Nationwide Investment Services Corporation

EXHIBIT B

FUNDS

All current and future funds available for sale through the Variable Products, including but not limited to any funds listed below.

FUND	CUSIP
Lazard Retirement U.S. Strategic Equity Portfolio Service Shares	521071308
Lazard Retirement International Equity Portfolio Service Shares	521071506
Lazard Retirement Emerging Markets Equity Portfolio Service Shares	521071209
Lazard Retirement Emerging Markets Equity Portfolio Investor Shares	521071829

EXHIBIT C

FUND/SERV PROCESSING PROCEDURES
AND
MANUAL PROCESSING PROCEDURES

The purchase, redemption and settlement of shares of a Fund (“Shares”) will normally follow the Fund/SERV-Defined Contribution Clearance and Settlement Service (“DCCS”) Processing Procedures below and the rules and procedures of the SCC Division of the National Securities Clearing Corporation (“NSCC”) shall govern the purchase, redemption and settlement of Shares of the Funds through NSCC by Nationwide.  In the event of equipment failure or technical malfunctions or the parties’ inability to otherwise perform transactions pursuant to the FUND/SERV Processing Procedures, or the parties’ mutual consent to use manual processing, the Manual Processing Procedures below will apply.

It is understood and agreed that, in the context of Section 22 of the Investment Company Act of 1940 (the “1940 Act”) and Rule 22c-1 thereunder, receipt by Nationwide of any Instructions from the contract owner prior to the Close of Trade on any Business Day shall be deemed to be receipt by the Funds of such Instructions solely for pricing purposes and shall cause purchases and sales to be deemed to occur at the Share Price for such Business Day, except as provided in 4(c) of  the Manual Processing Procedures. Each Instruction shall be deemed to be accompanied by a representation by Nationwide that it has received proper authorization from each contract owner whose purchase, redemption, account transfer or exchange transaction is effected as a result of such Instruction.

Fund/SERV-DCCS Processing Procedures

1.
On each business day that the New York Stock Exchange (the “Exchange”) is open for business on which the Funds determine their net asset values ("Business Day"), the Company shall accept, and effect changes in its records upon receipt of purchase, redemption, exchanges, account transfers and registration instructions from Nationwide electronically through Fund/SERV ("Instructions”) without supporting documentation from the contract owner.  On each Business Day, the Company shall accept for processing any Instructions from Nationwide and shall process such Instructions in a timely manner.

2.
Company shall perform any and all duties, functions, procedures and responsibilities assigned to it under this Agreement and as otherwise established by the NSCC.  Company shall conduct each of the foregoing activities in a competent manner and in compliance with (a) all applicable laws, rules and regulations, including NSCC Fund/SERV-DCCS rules and procedures relating to Fund/SERV; (b) the then-current Prospectus of a Fund; and (c) any provision relating to Fund/SERV in any other agreement of the Company that would affect its duties and obligations pursuant to this Agreement.

3.	Confirmed trades and any other information provided by the Company to Nationwide through Fund/SERV and pursuant to this Agreement shall be accurate, complete, and in the format prescribed by the NSCC.

4.
Trade information provided by Nationwide to the Company through Fund/SERV and pursuant to this Agreement shall be accurate, complete and, in the format prescribed by the NSCC.  All Instructions by Nationwide regarding each Fund/SERV Account shall be true and correct and will have been duly authorized by the registered holder.

5.
For each Fund/SERV transaction, Nationwide shall provide the Funds and the Company with all information necessary or appropriate to establish and maintain each Fund/SERV transaction (and any subsequent changes to such information), which Nationwide hereby certifies is and shall remain true and correct.  Nationwide shall maintain documents required by the Funds to effect Fund/SERV transactions.  Nationwide certifies that all Instructions delivered to Company on any Business Day shall have been received by Nationwide from the contract owner by the close of trading (generally 4:00 p.m. Eastern Time (“ET”)) on the Exchange (the "Close of Trading") on such Business Day and that any Instructions received by it after the Close of Trading on any given Business Day will be transmitted to Company on the next Business Day.

Manual Processing Procedures

1.
On each Business Day, Nationwide may receive Instructions from the contract owner for the purchase or redemption of shares of the Funds based solely upon receipt of such Instructions prior to the Close of Trading on that Business Day.  Instructions in good order received by Nationwide prior to the close of trading on any given Business Day (generally, 4:00 p.m. ET (the “Trade Date”) and transmitted to the Company by no later than 9:30 a.m. ET the Business Day following the Trade Date (“Trade Date plus One” or “T+1”), will be executed at the NAV (“Share Price”) of each applicable Fund, determined as of the Close of Trading on the Trade Date.

2.
By no later than 6:30 p.m. ET on each Trade Date (“Price Communication Time”), the Company will use its best efforts to communicate to Nationwide via electronic transmission acceptable to both parties, the Share Price of each applicable Fund, as well as dividend and capital gain information and, in the case of funds that credit a daily dividend, the daily accrual or interest rate factor, determined at the Close of Trading on that Trade Date.

3.
As noted in Paragraph 1 above, by 9:30 a.m. ET on T+1 (“Instruction Cutoff Time”) and after Nationwide has processed all approved transactions, Nationwide will transmit to the Company via facsimile, telefax or electronic transmission or system-to-system, or by a method acceptable to Nationwide and the Company, a report (the “Instruction Report”) detailing the Instructions that were received by Nationwide prior to the Funds’ daily determination of Share Price for each Fund (i.e., the Close of Trading) on Trade Date.

(a)
It is understood by the parties that all Instructions from the contract owner shall be received and processed by Nationwide in accordance with its standard transaction processing procedures.  Nationwide or its designees shall maintain records sufficient to identify the date and time of receipt of all contract owner transactions involving the Funds and shall make or cause to be made such records available upon reasonable request for examination by the Funds or its designated representative or, by appropriate governmental authorities.  Under no circumstances shall Nationwide change, alter or modify any Instructions received by it in good order.

(b)	Following the completion of the transmission of any Instructions by Nationwide to the Company by the Instruction Cutoff Time, Nationwide will verify that the Instruction was received by the Company.

(c)
In the event that an Instruction transmitted by Nationwide on any Business Day is not received by the Company by the Instruction Cutoff Time, due to mechanical difficulties or for any other reason beyond Nationwide’s reasonable control, such Instruction shall nonetheless be treated by the Company as if it had been received by the Instruction Cutoff Time, provided that Nationwide retransmits such Instruction by facsimile transmission to the Company and such Instruction is received by the Company’s financial control representative no later than 9:30 a.m. ET on T+1.  In addition, Nationwide will verify that the Instruction was received by the Company.

(d)	With respect to all Instructions, the Company’s financial control representative will manually adjust a Fund’s records for the Trade Date to reflect any Instructions sent by Nationwide.

(e)
By no later than 4:00 p.m. on T+1, and based on the information transmitted to the Company pursuant to Paragraph 3(c) above, Nationwide will use its best efforts to verify that all Instructions provided to the Company on T+1 were accurately received and that the trades for each Account were accurately completed and Nationwide will use its best efforts to notify Company of any discrepancies.

4.
As set forth below, upon the timely receipt from Nationwide of the Instructions, the Fund will execute the purchase or redemption transactions (as the case may be) at the Share Price for each Fund computed as of the Close of Trading on the Trade Date.

(a)
Except as otherwise provided herein, all purchase and redemption transactions will settle on T+1.  Settlements will be through net Federal Wire transfers to an account designated by a Fund.  In the case of Instructions which constitute a net purchase order, settlement shall occur by Nationwide initiating a wire transfer by 1:00 p.m. ET on T+1 to the custodian for the Fund for receipt by the Funds’ custodian by no later than the Close of Business at the New York Federal Reserve Bank on T+1, causing the remittance of the requisite funds to the Company to cover such net purchase order.  In the case of Instructions which constitute a net redemption order, settlement shall occur by the Company causing the remittance of the requisite funds to cover such net redemption order by Federal Funds Wire by 1:00 p.m. ET on T+1, provided that the Fund reserves the right to (i) delay settlement of redemptions for up to seven (7) Business Days after receiving a net redemption order in accordance with Section 22 of the 1940 Act and Rule 22c-1 thereunder, or (ii) suspend redemptions pursuant to the 1940 Act or as otherwise required by law.  Settlements shall be in U.S. dollars.

(b)
Nationwide (and its Variable Accounts) shall be designated as record owner of each account (“Record Owner”) and Company shall provide Nationwide with all written confirmations required under federal and state securities laws.

(c)
On any Business Day when the Federal Reserve Wire Transfer System is closed, all communication and processing rules will be suspended for the settlement of Instructions.  Instructions will be settled on the next Business Day on which the Federal Reserve Wire Transfer System is open.  The original T+1 Settlement Date will not apply.  Rather, for purposes of this Paragraph 4(c) only, the Settlement Date will be the date on which the Instruction settles.

(d)
Nationwide shall, upon receipt of any confirmation or statement concerning the accounts, verify the accuracy of the information contained therein against the information contained in Nationwide’s internal record-keeping system and shall promptly advise the Company in writing of any discrepancies between such information.  The Company and Nationwide shall cooperate to resolve any such discrepancies as soon as reasonably practicable.

Adjustments

In the event of any error or delay with respect to both the Fund/SERV Processing Procedures and the Manual Processing Procedures outlined in Exhibit C herein:  (i) which is caused by the Funds or the Company, the Company shall make any adjustments on the Funds’ accounting system necessary to correct such error or delay and the responsible party or parties shall reimburse   Nationwide, as appropriate, for any losses or reasonable costs incurred directly as a result of the error or delay but specifically excluding any and all consequential punitive or other indirect damages or (ii) which is caused by Nationwide,  the Company shall make any adjustment on the Funds’ accounting system necessary to correct such error or delay and the affected party or parties shall be reimbursed by Nationwide for any losses or reasonable costs incurred directly as a result of the error or delay, but specifically excluding any and all consequential punitive or other indirect damages.  In the event of any such adjustments on the Funds’ accounting system, Nationwide shall make the corresponding adjustments on its internal record-keeping system.  In the event that errors or delays with respect to the Procedures are contributed to by more than one party hereto, each party shall be responsible for that portion of the loss or reasonable cost which results from its error or delay.  All parties agree to provide the other parties prompt notice of any errors or delays of the type referred to herein and to use reasonable efforts to take such action as may be appropriate to avoid or mitigate any such costs or losses.